Exhibit 10.58
(Biogen Idec Logo)
December 13, 2005
Dear Susan:
This is an Offer of Employment. I invite you to join our company as Executive Vice President and General Counsel, at a biweekly wage of $16,153.85 (which is equivalent to an annual wage of $420,000). This position will report directly to Jim Mullen, Chief Executive Officer and be located in Cambridge, Massachusetts. Consistent with Biogen Idec’s compensation policy, you will be eligible for a merit salary review and equity grants early in 2007. You will participate in Biogen Idec’s lncentive Plan, targeted at 50% of your eligible base annual salary. Your participation in the lncentive Plan will commence on January 1, 2006. Additionally. you will participate (on a prorated basis) in our February 2006 Long Term lncentive grant.
Upon employment, you will be granted an option to purchase up to 40,000 shares of the common stock of Biogen ldec Inc., at an exercise price per share equal to the closing sales price as reported on the Nasdaq National Market on the effective date of your employment. The option will have a ten-year term and vest over a four-year period, at the rate of 25% per year, starting on the anniversary of your effective date of employment. The actual terms of the stock option will be communicated to you in a separate stock option agreement or notice of grant.
Upon employment, you will be granted 10,000 restricted stock units, which will convert to shares of common stock of Biogen ldec Inc. Management will recommend that one third of these restricted stock units convert to shares of common stock on each of the first, second, and third anniversary of your initial date of employment. The actual terms of the restricted stock units will be communicated to you in a separate notice of grant.
You will be able to choose from a menu of benefit options through our flexible benefits program. These benefits include group health care, life, dependent life, 407(k) savings plan, and disability insurance, as well as two flexible spending accounts for eligible medical or dependent care expenses. You are also entitled to 20 vacation days per year, accrued on a monthly pro-rated basis. Please visit Biogen Idec’s benefits website (www.mybenerqy.com) to familiarize yourself with all Biogen Idec’s benefits and HR guidelines.
Equity-based Awards: You are a “designated employee” for purposes of Biogen Idec’s 2005 Omnibus Equity Plan. Please read the Plan for more details about the rights of a designated employee in the event of a corporate transaction or change in control, including any applicable limitations.
You are encouraged to enter into a 10b5-1 trading plan, if you plan to buy or sell Biogen ldec securities or exercise options. These types of plans, when executed according to applicable provisions, enable you to sell Biogen ldec securities on pre-specified conditions (e.g., when the price of a share of Biogen ldec common stock reaches a certain amount) and, therefore, allow you to sell outside quarterly “trading windows”, whether or not you then possess material, nonpublic information. (Please note that Smith Barney, our stock plan administrator, charges fees for sales of Biogen ldec securities pursuant to a 10b5-1 trading plan the same as for ordinary sales, $0.06/share.)
Supplemental Savings Plan: You are entitled to participate in Biogen Idec’s Supplemental Savings Plan (SSP). This plan allows you to defer receipt, on a pretax basis, up to 80% of

December 13, 2005
Susan Alexander

your base salary and up to 100% of your cash bonuses. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401k, ESPP, medical, etc.).
Life Insurance: Biogen ldec will provide you with life insurance coverage equal to three times your base salary (maximum coverage up to $1 million), subject to your successfully meeting the medical standards stated in the executive group term life insurance policy for US employees. Biogen ldec will pay the premiums for this insurance. As required by law, income will be imputed for insurance over IRS limitations annually for this coverage.
Severance: You will receive a severance benefit of at least 12 months compensation ( as per the attached Executive Severance document; all other conditions of the document remain applicable). Coverage under Biogen Idec’s group medical and dental insurance plans will be provided in the event your employment is terminated by Biogen ldec for reasons other than cause (as defined in the attached severance document). Your severance benefits are also explained in greater detail in the attached severance document.
IRC 280g Excise Taxes: In the event of a change in control (as defined in Section 280g of the Internal Revenue Code), compensation paid to you may trigger an excise tax, in addition to ordinary income taxes on that compensation, depending on that amount of the compensation. Biogen ldec will reimburse you for excise tax penalties incurred by you pursuant to IRC Section 280g on compensation paid by Biogen ldec as a result of a change in control, including gains from the exercise of stock options and vesting of restricted shares, as well as the reimbursement for such penalties.
Tax preparation and/or financial planning: Biogen ldec will provide you with an allowance of up to $7,500 (beginning in calendar year 2006, and each year thereafter) for use in the preparation of your Federal and/or state income taxes, for tax or financial planning, for estate planning (including preparation of personal wills), and/or for the purchase of tax preparation software. Invoices received from recognized professionals will be reimbursed.
Employment with Biogen ldec is contingent on the satisfactory completion of a drug test. Please see the attached documents for full information about our post-employment offer drug-testing program. You may also be required to complete a medical history review with our Occupational Health Department. It will be scheduled after your first day of employment.
Biogen ldec requires that all new employees be subject to a background check. This verification includes confirmation of employment history, educational and professional licensing credentials, a criminal records check, and Social Security number search, as well as any additional procedures that your job responsibilities at Biogen ldec may warrant. When you complete your online Application for Employment, you will be authorizing Biogen ldec to conduct this background check. If you have questions about the background check, please speak to your Biogen ldec Recruiter for details. Additionally, Biogen ldec requires all new employees to sign a Proprietary Information and Inventions Agreement on the first day of employment.
In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its Confidential lnformation and good-will with its customers, vendors and other business partners, as a condition of employment you will be required to sign the Company’s Employee Proprietary lnformation and lnventions and Dispute Resolution Agreement on your first day of employment. A copy of the agreement is attached to this letter. Also, as we have explained to you, just as Biogen ldec regards the protection of our trade secrets, and other confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. Biogen ldec respects these obligations, and expects you to honor them as well. To that end, we expect that you will not take any

December 13, 2005
Susan Alexander

documents or other confidential information from your employer if and when you depart.
Further, we want to make perfectly clear you should not bring with you to Biogen Idec, or use in the performance of your responsibilities for our Company, any proprietary business or technical information, materials or documents of a former employee.
The Federal Government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring the appropriate identification, including your Social Security card (for number verification purposes), with you on your first day of employment.
Please confirm your acceptance of this Offer of Employment by signing this letter. Please also sign the enclosed drug screen authorization form and return both signed documents to Biogen Idec in the enclosed self-addressed, stamped envelope. The other copy of this letter is for your records.
On behalf of Jim Mullen, we are very excited about the prospect of you joining Biogen Idec. Your first date of employment will be set by mutual agreement.
Best regards,

/s/ Craig Schneier
Craig Schneier, PhD.
Executive Vice President, Human Resources

cc:	Jim Mullen Rick Fisher
Biogen ldec is an at-will employer. This means that just as you may resign your employment at any time for any reason, Biogen ldec may terminate your employment at any time, with or without cause, in its sole discretion.
I am pleased to accept the offer of employment and acknowledge the contingencies of employment described above.
ACCEPTED:

/s/ Susan Alexander	1/30/06
Susan Alexander	Start Date*

*	Your effective date of employment is subject to Biogen ldec HR’s receipt of negative results (i.e., no drugs found) from your drug test. If you have not received negative test result confirmation from Human Resources, please contact your Biogen ldec recruiter to confirm results prior to starting. Your effective date of employment must be a Monday. Please notify Human Resources as soon as possible of the Monday you can begin your employment, and indicate this date on the signed offer letter you return.
ATTENTION: Please see the attached Important Information for New Employees

Executive Severance - Executive Vice President
As an Executive Vice President1, you are entitled to severance benefits in the event your employment with Biogen Idec is terminated by Biogen Idec other than for cause. The severance benefits will be comprised of (i) a lump sum payment and (ii) upon completion of the appropriate forms, continuation of your participation in Biogen Idec’s group medical and dental insurance plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and to the same extent that such insurance is provided to regular U.S. employees of Biogen Idec (including payment by you of a portion of the insurance premiums). The lump sum payment, equivalent to at least twelve months of annual base salary and a prorated portion of your target annual performance bonus, will be calculated as follows:
[12 + (A x 2.5)] x B = lump sum payment

where:	A	is number of full years of service with Biogen Idec, but (A x 2.5) not more than 9
	B	is monthly annual compensation (i.e., one-twelfth of sum of annual base salary plus target annual performance bonus).
The lump sum payment (less state and federal income and welfare taxes and other mandatory deductions under applicable laws) will be paid to you promptly following the later of (i) the termination of your employment with Biogen Idec and (ii) the effective date of a general release in favor of Biogen Idec (see below). Your participation in Biogen Idec’s group medical and dental insurance plans will continue until the earlier of (x) the date you become eligible to participate in the medical and dental insurance plans of a third party employer or (y) the date that is [12 + (A x 2.5), but not more than 21] months following the termination of your employment with Biogen Idec, but in either case only to the extent permitted by the provisions of COBRA. For example:
If your employment with Biogen Idec is terminated after two months, you will receive a lump sum payment equal to twelve months of your monthly annual compensation and continue to participate in Biogen Idec’s group medical and dental plans for twelve months, unless you become eligible to participate in a third party employer’s medical and dental plans before that date.
If your employment with Biogen Idec is terminated after five years, you will receive a lump sum payment equal to 21 months of your monthly annual compensation and continue to participate in Biogen Idec’s group medical and dental plans for 21 months, unless you become eligible to participate in a third party employer’s medical and dental plans before that date.
If at any time within two years following a corporate transaction (as such term is defined in Biogen Idec’s 2005 Omnibus Equity Plan) your employment with Biogen Idec is terminated by Biogen Idec other than for cause, then, regardless of the length of your service with Biogen Idec and in lieu of the formula set forth above, you will receive a lump sum payment equivalent to 24 months of your prorated annual base salary and prorated target annual performance bonus. In addition, you will be entitled to participate in Biogen Idec’s group medical and dental insurance plans for up to 24 months following the termination of your employment with Biogen Idec, subject to the conditions (including earlier termination) set forth above.
For purposes of the severance arrangement, the definition of “for cause” is outlined in the Biogen Idec 2005 Omnibus Equity Plan.
Payment and provision of the severance benefits described above are conditioned on your execution of a general release in favor of Biogen Idec, in form and substance reasonably acceptable to Biogen Idec, in respect of any and all claims relating to your employment and the termination of your employment with Biogen Idec. If you retire or terminate your employment your employment with Biogen Idec or Biogen Idec terminates your employment for cause or you do not provide the requisite general release, then you not receive the severance benefits described above.

1.	These severance benefits are applicable only to U.S. executives of Biogen Idec.